INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made effective as of the latest date on the signature page on page 8 of this Agreement.

BETWEEN

PLAY LA INC.

20 Mount Clapham

St. Michael, Barbados

BB14005

(the "Company")

AND

THORSTEN KOSTER

TKIR Group

Birkenweg 4

Windach  86949

Germany

(the "Consultant)

WHEREAS:

A.

the Consultant is in the business of assisting public companies in financial advisory, and investor and public relations strategies; and

B.

the Company wishes to engage the services of the Consultant in relation to the development and execution of certain investor and public relations strategies for the Company

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DUTIES AND INVOLVEMENT

The Company hereby engages the Consultant to provide The Consultant's services (the

"Services") and the Consultant hereby accepts such engagement. The Services shall include all services customarily rendered by investor relations consultants within the capital investor and public relations industry including, without limitation, the following elements:

(a)

Consultation and lnvestor Relations: The Consultant shall consult with the Company's management concerning availability to expand investor base, investor support, broker relations, recommend financing alternatives and sources. Particularly, the Consultant shall introduce investors and/or other entities to the Company for the purpose of purchasing the Company's publicly available shares (the "lnvestor Relations Strategy").

(b) Various: As necessary to carry out the lnvestor Relations Strategy, the Consultant shall produce a corporate profile and fact sheet for Company and/or shall implement broker solicitation campaigns or general advertising campaigns for the Company.

2. LIMITATION ON DUTIES

The Consultant agrees to:

(a) Not disseminate any press release until it has been approved for dissemination by the Company;

(b) Ensure that the Company has filed or has arranged to file the required disclosure on Form 8-K with the Securities and Exchange Commission PRIOR to the dissemination of any and all press releases;

3. INSIDER INFORMATION

The Consultant acknowledges that pursuant to this Agreement the Consultant may receive confidential insider information about the Company and/or its subsidiaries. The Consultant agrees not to disclose such information to anyone, including, but not limited to, the Consultant's family, friends, business associates or affiliates, until such information has been approved for release by the Company and is released to the general public. The Consultant shall not use such confidential insider information to arrange for or solicit to buy or sell shares of the Company either directly or indirectly through any person, until such information has been approved for release by the

Company and is released to the general public.

4. RELATIONSHIP AMONG THE PARTIES

Nothing contained in this Agreement shall be construed to (i) constitute the parties as joint venturers, partners, co-owners or otherwise as participants in a joint undertaking; (ii) constitute the Consultant as an agent, legal representative or employee of the Company; or (iii) authorize or permit the Consultant or any director, officer, employee, agent or other person acting on its behalf to incur on behalf of the other party any obligation of any kind, either express or implied, or do, sign or execute any things, deeds, or documents which may have the effect of legally binding or obligating the Company in any manner in favor of any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

5. EFFECTIVE DATE, TERM AND TERMINATION

The term (the "Term") of this Agreement shall commence on the last date of the final signature on page 8 of this Agreement and shall continue for a period of 12 months or until terminated by the Company in its sole discretion. The Company may terminate this Agreement at any time by providing written notice of same to the Consultant. For the purposes of accruing compensation due, this Agreement shall unfold in four phases hereinafter referred to as Phase 1, Phase 2, Phase 3, and Phase 4. Phase1 shall commence on the Effective Date and continue for a period of three months. The Company may, in its sole discretion, provide notice to the Consultant to proceed with Phase 2. Subject to the Company's aforementioned prior approval, Phase 2 shall commence three months following the Effective Date and shall continue for three months. Phase 3 shall commence six months from the effective date, and Phase 4 shall commence nine months from the effective date, all subject to similar approval terms by the Company. This Agreement will not be binding on the Company until it is approved by the Company's Board of Directors.

6. COMPENSATION AND PAYMENT OF EXPENSES.

(a)

The Company agrees to pay the Consultant or its nominees compensation (the "Compensation") according to the following table:

PHASE	DUE DATE	RESTRICTED COMMON SHARES OF THE COMPANY PAYABLE and/or Amount	PAYEE
Phase I	Issuable 3 months following effective date	62,500	Thorsten Koster
Phase II	Issuable 6 months following effective date. Subject to the Company’s prior Approval	62,500	Thorsten Koster
Phase II	Issuable 6 months following effective date. Subject to the Company’s prior Approval	EUR 50,000	Thorsten Koster
Phase III	Issuable 9 months following effective date. Subject to the Company’s prior Approval	62,500	Thorsten Koster
Phase IV	Issuable 12 months following effective date. Subject to the Company’s prior Approval	62,500	Thorsten Koster

 (b) The Company shall cause to be delivered the applicable share certificates for the shares described in the table above (the "Securities") to the Consultant. The Company represents and warrants that, when issued, the Securities will be issued free and clear of all liens, charges, and encumbrances of any kind whatsoever, subject only to the re-sale restrictions under applicable securities laws.

 (c) The parties agree that the Compensation hereunder shall be inclusive of any and all fees or expenses incurred by the Consultant pursuant to this Agreement including but not limited to the costs of implementing the lnvestor Relations Strategy. The Consultant shall not have any right or authority to and shall not employ any person in any capacity, or contract for the purchase or rental of any service, article or material, nor make any commitment, agreement or obligation whereby the Company shall be required to pay any monies or other consideration without Company's prior consent in each instance.

(d)

For the purposes of receiving the Securities, the Consultant makes the following covenants, representations and warranties:

(i) The Consultant acknowledges and agrees that Securities will not be registered under the Securities Act of 1933 (the "US Securities Act") and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the Securities are registered under the US Securities Act, or unless an exemption from the registration requirements of the US Securities Act is available. The Consultant further acknowledges and agrees that hedging transactions involving the Securities may not be conducted unless in compliance with the US Securities Act.

(ii) The Consultant acknowledges and agrees that the Company shall refuse to register any transfer of the Securities not made in accordance with the provision of Regulation S of the US Securities Act pursuant to registration under the US Securities Act, or pursuant to an available exemption from registration;

(iii) The Consultant is not a U.S. person and is not acquiring the Securities for the account or benefit of any U.S. person; or

(iv) The Consultant agrees not to engage in hedging transactions with regard to the Securities unless in compliance with the US Securities Act.

(v) The Consultant acknowledges and agrees that no information furnished by the Company constitutes investment, accounting, legal or tax advice. The Consultant is relying solely upon itself and its professional advisors, if any, for any such advice.

(vi) The Consultant acknowledges and agrees that the certificates representing the Securities shall bear the following restrictive legend (or substantially equivalent language) restricting transfer of the Securities as follows:

""The transfer of the securities represented by this certificate is prohibited except in accordance with the provisions of Regulation S promulgated under the United States Securities Act of 1933, as amended (the "Act"), pursuant to registration under the Act or pursuant to an available exemption 'from registration. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the Act."

7. SERVICES NOT EXCLUSIVE

The Consultant agrees that it shall, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the Consultant pursuant to the terms of this Agreement. The Company acknowledges that the Consultant is engaged in other business activities, and that it shall continue such activities during the term of this Agreement. The Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

8. CONFIDENTIALITY

The Consultant shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to the Consultant in connection with the Consultant's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). The Consultant shall not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) the Consultant is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order.

9. INDEMNIFICATION

(a) Company agrees to indemnify and hold harmless the Consultant and its respective agents and employees, against any losses, claims, damages or liabilities incurred or suffered by the Consultant that result from any untrue statement or alleged untrue statement of any material fact contained in any registration statement, or prospectus of the Company; or that arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(b) The Consultant agrees to indemnify and hold harmless the Company, its partners, financiers parent, affiliated and related companies, and all of their respective individual shareholders, directors, officers, employees, licensees and assigns from and against any claims, actions, losses and expenses (including legal expenses) occasioned by any breach of the Consultant's representations and warranties contained in, or by any breach of any other provision of, this Agreement by the Consultant.

10.  MISCELLANEOUS PROVISIONS

(a) Currency. All currency referred to in this Agreement is in EUR dollars.

(b) Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

(c) Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

(d) Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the parties.

(e) Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier, addressed to the attention of the officer at the address set forth heretofore, or to such other officer or addresses as either party may designate upon at least ten days written notice to the other party.

(f) Entire agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

(g) Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(h) Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed (or emailed) to another the parties agree that a faxed (or emailed) signature shall be binding upon the parties to this agreement as though the signature was an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, and is effective as of the date of the last signature appearing below.

PLAY LA INC.

       /s/  David Hallonquist

Apr 15, 2010

By:

Date:           ___________________

David Hallonquist, CEO

         /s/  Thorsten Koster

Apr 15, 2010

By: _____________________________________

Date:

       ___________________

THORSTEN KOSTER